UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2003

ACCENTURE SCA

(Exact name of Registrant as specified in its charter)

Luxembourg	000-49713	98-0351796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 rue Guillaume Kroll

L-1882 Luxembourg

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 26 42 35 00

Not Applicable

(Former name or former address, if changed since last report)

Item 12.	Results of Operations and Financial Condition

On October 9, 2003, Accenture issued a press release announcing results for fourth quarter and fiscal year ended August 31, 2003. A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

In the attached press release Accenture discloses diluted earnings per share and income before minority interest excluding 2002 restructuring costs and loss on investments and the related tax effect. Management believes this information is useful for investors because it provides a basis to compare Accenture’s results of ongoing operations, net of the effects of the 2002 restructuring costs and of the investment portfolio that Accenture has disposed of. In addition, the press release presents core earnings using Standard & Poor’s Core Earnings methodology. Management believes this information is useful to investors because the core earnings calculations provide investors with greater visibility of the earnings related to primary business operations. In the attached press release Accenture also discloses free cash flow, defined as operating cash flow net of property and equipment additions. Management believes that by providing more visibility on free cash flow and reconciling to operating cash flow, Accenture provides another consistent metric from which the quality of its business may be monitored.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCENTURE SCA, represented by its general partner, Accenture Ltd, itself represented by its duly authorized signatory

/S/ DOUGLAS G. SCRIVNER

Name: Douglas G. Scrivner

Date: October 9, 2003